Exhibit 10.77

Mr. Paolo Susnik

Viale San Vincenzo, 43

Cagliari

9 September, 2010

Dear Mr. Susnik,

With reference to our previous verbal arrangements, we submit to you the agreement that we are willing to enter into with you.

* * *

AGREEMENT

between

Tinet S.p.A. with registered office in Cagliari, loc. Sa Illetta, corporate capital 120,000.00, registered with the Register of Companies in Cagliari with No. 05471090968, represented by the Chairman of the Board of Directors, Mauro Righetti, (“Company”);

and

Paolo Susnik, born in Cagliari on 3 June 1964, residing in Cagliari Viale San Vincenzo 43, tax code SSNPLA64HO3B354E (“Manager” and together with the Company also, “Parties” or “Party”)

whereas

•

The Parties envisage that within October 1, 2010 or, at the latest, November 1, 2010, Neutral Tandem Inc. will purchase the ownership of the entire corporate capital of the Company under the “Sale and Purchase Agreement of Tinet S.p.A.” dated September 9, 2010 (“Closing”) and that, as a result, within said date of October 1, 2010 or, at the latest, November 1, 2010, the Board of Directors of the Company will elect the Manager as Managing Director of the Company, confirming the powers that he currently has;

•	The Parties, believe it appropriate to regulate certain covenants applicable as between them through this agreement (“Agreement”);

In light of the above, the Parties agree and covenant as follows:

1.	The above-mentioned preamble is part and parcel of this Agreement.

2.	The object of the directorship relationship consists in the carrying out of the functions of Managing Director and in the exercise of the relevant powers as listed in Exhibit A hereto.

3.	The directorship relationship will expire at the end of the fourth year from the date of Closing and may be further renewed upon mutual agreement between the Parties.

4.	Following the acceptance of office as Managing Director on the basis of the above-mentioned resolutions, the Company grants the Manager the following compensation pursuant to section 2389, third paragraph, of the Italian Civil Code:

4.1.	Annual fixed compensation equal to €220,000 gross of withholdings required by law;

4.2.	Annual variable compensation, gross of withholdings required by law, which will be determined in relation to the achievement of targets to be agreed within the Board of Directors, in the context of the strategic/industrial plan or of the budget of the Company, in any event such variable compensation to be not lower than €100,000.

5.	The Company grants the Manager, in relation to the exigencies connected to the Directors’ office, the following corporate benefits:

5.1.	For the entire duration of the office, the Company shall make a vehicle (BMW 530 or equivalent model or brand chosen by the Manager) available to the Manager, also for personal use, up to maximum 40,000 km per annum and it shall reimburse the Manager for travel expenses, fuel, maintenance costs and self insurance (so-called Kasko coverage);

5.2.	Health and medical insurance policy in favor of the Manager, in line with market practice for top management, with the annual gross cost of said insurance policy not to exceed €7,125;

5.3.	An integrative social security policy in favor of the Manager, in line with market practice for top management, with the annual gross cost of said social security policy not to exceed €5,000;

5.4.	An insurance policy in favor of the Manager which guarantees to his survivors, for the entire duration of this agreement, in case of death of the Manager, an amount equal to €2,500,000. It is agreed that in case of early termination of the directorship relationship (except for the cases in which the directorship relationship be terminated as a result of termination for Cause, as defined below, or for resignation without Good Reason, as defined below, of the Manager), the cost of the above-mentioned insurance policy shall be borne entirely and exclusively by the Company which shall pay the residual insurance premiums all at the same time, simultaneously with the termination of the directorship relationship. The annual gross cost of said insurance policy shall not exceed €1,656;

5.5.	An insurance policy that guarantees that the Manager, at the time of the cessation of the directorship relationship, an End-of-Office Treatment equal to €66,000 gross for each year of actual duration of the directorship relationship;

5.6.	Mobile phone;

5.7.	Computer.

6.	In the event Manager’s employment hereunder is terminated before the above-mentioned 4-year term (i) by the Company without Cause (as defined below), (ii) by Manager for Good Reason (as defined below), or (iii) following a Change of Control (as defined below), and Manager’s employment with the surviving company is terminated or Manager’s responsibilities are materially diminished within six (6) months by the surviving company, the Company will pay Manager an amount equal to twice as much the annual global compensation. This amount shall be paid as overall consideration for the termination or withdrawal.

For the avoidance of doubt, it is specified that the amount of this Article 6 shall not be payable to the Manager in any case of revocation from the office for Cause or in case of resignation of the Manager without Good Reason.

For purposes of this clause 6.

6.1	The term “Cause” shall mean any of the following: (i) Manager’s willful misconduct or gross negligence in the performance of his duties for the Company, or Manager’s willful or grossly negligent failure to abide by or comply with any legal policy or directive of the board of directors, (ii) Manager’s perpetration of a crime punishable with jail; (iii) the violation by Manager of any material provision of this Agreement which either is not cured within twenty (20) days after written notice is given to Manager by the Company or constitutes a habitual breach; or (iv) Manager’s misappropriation or willful misconduct or gross negligence with regard to the business or affairs of the Company or its affiliates.

6.2	The term “Change of Control” of the Company shall mean any transaction or series of related transactions whether by consolidation, merger, sale or issuance of equity securities, or sale or transfer of all or substantially all of the Company’s assets, or otherwise, in which any one person, or more than one person acting as a group, (i) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company or (ii) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than fifty (50) percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, excluding any asset transferred to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (B) an entity, more than fifty (50) percent of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person, or more than one person acting as a group, that owns, directly or indirectly, more than fifty (50) percent of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, more than 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(C) of this definition.

6.3	The term “Good Reason” shall mean: (i) a material adverse change in Manager’s powers and/or title and/or in the duties assigned to Manager without Manager’s prior consent or (ii) any material failure by the Company to comply with its obligations under this Agreement, but in each such case only if Manager has provided notice to the Company of the existence of the condition described in clause (i) or (ii) of this definition within ninety (90) days following of the initial existence of the condition, and the Company has not remedied such condition within thirty (30) days after receiving such notice.

7.	Without prejudice to the non-compete obligations set forth in Article 2390 of the Italian Civil Code, as applicable, and to the non-compete and non-solicitation obligations that may be set forth in any other applicable law, regulation or agreement entered into by the Manager with the Company or any company of its group, the Manager covenants that if he voluntarily ceases the directorship relationship hereunder within one year from the date of Closing, the Manager shall not, directly or indirectly, and shall procure that the Manager’s trusts, family members, corporations, entities or other Persons controlled by him, shall not, for a period of 12 months after the date of cessation of the directorship relationship hereunder:

(i)	carry on any activities, or be engaged, concerned or interested, directly or indirectly, in the Territory with any Restricted Company which competes with the Tinet Group Business in any capacity whatsoever, including as an officer, director, employee, agent, consultant, advisor, partner, co-venturer, shareholder or investor; and/or

(ii)	carry on any activities, or be engaged, concerned or interested, directly or indirectly, in any Person, which competes with the Tinet Group Business in the Territory in respect of which the Manager carries on, is engaged, concerned or interested in, in each case in any capacity whatsoever, including as an officer, director employee, agent, consultant, advisor, partner, co-venturer, shareholder or investor; and/or

(iii)	induce or attempt to persuade any director, employee, agent, consultant, advisor, partner or co-venturer (“consocio”) of the Company or of any company of its group to terminate such office or employment, agency, consulting, advisory relationship or partnership or coventurer relationship in order to enter into any of such relationships with any other Person competing with Tinet Group Business in the Territory; and/or

(iv)	hire any director, employee and agent or consultant of any company of Tinet Group in the Territory; and/or

(v)	solicit any customers of the Company or of any company of its group in the Territory to enter into agreements with third parties with similar contents as the agreements entered into between the Company or any company of its group and the respective customers in the Territory.

For purposes of this clause 7:

(a)	“Person” any individual, company, firm, partnership, joint venture, corporation, proprietorship, association, government, or political subdivision, agency or institution of a government, or any other organization or entity;

(b)	“Territory” shall mean the following territories: Italy, Germany and United Kingdom;

(c)	“Restricted Company” shall mean Level 3 Communications, Global Crossing, Sprint, Savvis, TeliaNet Global Network, Tata Communications, NTT Communications, MCI Communications Services d/b/a Verizon Business, AT&T WorldNet Services, Hurricane Electric, Qwest Communications Company, Telecom Italia Sparkle, PCCW Global, Cogent Communications, Cable and Wireless, XO Communications, Abovenet Communications, KDDI Corporations, China Telecom, Peerless Networks, and companies of the respective group or any their successors, assignees or transferees in any form whatsoever.

(d)	“Tinet Group Business”; shall mean IPv4 and IPv6 IP Transit services and other Internet services, Ethernet Private Line services – whether point-to-point or any-to-any connectivity on VPLS technology – and Remote Peering services.

For the avoidance of doubt, the provisions specified in this clause 8 shall apply if the directorship relationship with the Manager is terminated by the Company for Cause and shall not apply if the directorship relationship with the Manager is terminated by the Company without Cause.

8.	Without prejudice to the compliance with information obligations (if any) applicable to listed companies or as otherwise required by law, the Parties reciprocally undertake to maintain the utmost confidentiality with respect to all of the facts which characterize the carrying out and the termination of the directorship relationship with the Company and which, if disclosed, are capable of harming the other Party also from the standpoint of his/its reputation. The parties shall not disclose, through statements and/or press releases information concerning facts or situations that could generate evaluations different from the reasons agreed upon for the termination of the director relationship, including the contents of this Agreement.

9.	If either Party deemed it necessary to publish any rectifications, denials or specifications, the contents thereof shall need to be previously agreed upon with the other Party if the latter is also concerned and involved.

10.	This Agreement is governed by Italian law. Any dispute between the Parties concerning the interpretation and/or the performance of this Agreement shall be resolved by a panel of arbitrators composed by three arbitrators, two of which appointed by the Parties (one for each Party), and the third appointed by the two arbitrators so appointed or, should they be unable to agree on the third arbitrator, to be appointed by the Chairman of the Court of Milan. The arbitration shall be based on the rules of the Court of Civil Procedure and shall be carried out in Milan. The arbitration award shall be pursuant to law.

11.

Without prejudice to Clause 13 below – and therefore without prejudice to the fact that if Closing does not occur as indicated below, this Agreement and this Clause 11 shall have no effect – the Parties declare that this Agreement together with the documents referred to herein, embodies the entire agreement and understanding between the Parties in respect of the subject matter contained herein and it supersedes and replaces all prior agreements and understandings between the Parties – even if under different contractual arrangements, names and/or forms – with respect to such subject matter, including the agreement entered into on June 3, 2009 between the Manager and the Company (at that time named Tiscali International Network S.p.A.), and any subsequent amendments or implementation documents and correspondence. For the avoidance of doubt, the Manager expressly waives – provided that Closing occurs and this Agreement becomes therefore effective – any and all rights, claims, actions or exceptions he might be entitled to in relation to said June 3, 2009 agreement, including, by way of example and without limitation, any payment the Manager might have been or might be entitled to under article 6 thereof.

12.	The Company will cause Neutral Tandem Inc. to grant to Manager sixty thousand shares of restricted stock vesting over four years in equal installments, 25% at the end of each year, commencing upon the first year anniversary of the consummation of the Neutral Tandem acquisition. Manager will receive such grant by executing the standard Restricted Stock Grant Agreement of Neutral Tandem Inc. Execution is envisaged on or promptly after the date this letter becomes effective. The grant of restricted stock will be fully subject to the terms set out in the Restricted Stock Grant Agreement. Manager will also be eligible to participate in the Neutral Tandem long-term equity incentive program along with members of Neutral Tandem’s senior executive team, subject to approval by Neutral Tandem’s board of directors.

13.	This Agreement is conditional upon the acquisition of the entire corporate capital of the Company by Neutral Tandem Inc. at Closing. Therefore, this Agreement will become effective only at the time of the Closing. Should Closing not occur within November 1 at the latest, this Agreement shall be deemed as not valid, enforceable and/or effective in any respect, in which case the June 3, 2009 agreement indicated in Clause 11 above shall continue to apply.

* * *

If the foregoing is line with our previous arrangements, we kindly ask you to sign copy of this document as full agreement and acceptance and return it to us.

Your faithfully,

/s/ Mauro Righetti
Tinet S.p.A.

For acceptance

/s/ Paolo Susnik
Paolo Susnik

Exhibit A

Mr. Paolo Susnik is authorized to exercise the following powers:

A)	To sign the general correspondence concerning any matter in relation to the powers conferred here below;

B)	To open, manage, close and cancel bank accounts, postal accounts and credit accounts, as well as saving credit policies (polizze di credito di risparmio) at any credit institution, and freely agree on the relevant interests and other terms and conditions; to withdraw sums from such accounts by means of checks, wire transfers or other instruments, all within the threshold of EUR 1,500,000.00;

C)	To open and close safe deposit boxes;

D)	To give or accept orders, to sign receipts and invoices, to endorse checks, bills of exchange and other negotiable instruments, all within the threshold of EUR 1,500,000.00; the prior authorization of the Board of Directors will be necessary above such threshold;

E)	To claim and assign receivables at any title, to collect payments, checks and security deposits from credit institutions, banks and any other public or private office, giving relevant releases;

F)	To issue and release postal orders, mandates and checks of any kind, including mandates upon Treasury Offices of the State, Provinces and Municipalities and any other public entity, giving receipts and releases, all within the threshold of EUR 1,500,000.00;

G)	To effect payments, through any means, due by the Company to any public or private entity, official body, bank or other institution, signing the documentation necessary to this end, to execute loans, acknowledge debts and receivables, all within the threshold of EUR 1,500,000.00; the prior authorization of the Board of Directors will be necessary if such threshold is exceeded;

H)	To hire employees, of any type and level, with the exception of the executives (dirigenti), fixing their duties and compensation; to appoint consultants; to dismiss, suspend from work and impose disciplinary measures to employees, of any type and level, with the exception of executives;

I)	To purchase, sell and exchange machinery, equipment, cars, furniture, fittings, raw materials, consumables, goods, products, and whatever necessary to the business activity, movable properties and registered movable properties, all within the threshold of EUR 1,500,000.00; the prior authorization of the Board of Directors will be necessary if such threshold is exceeded;

J)	To negotiate, execute, modify and terminate contracts of any type, included – but not limited to – service contracts, supply contracts, distribution contracts, agency contracts, insurance contracts, transportation contracts, mailing contracts as well as agreements with State administrations, public and private entities, all within the threshold of EUR 1,500,000.00; the prior authorization of the Board of Directors will be necessary if such threshold is exceeded;

K)	To participate to and/or promote bids, sign offers and execute, modify and terminate bids, all within the threshold of EUR 1,500,000.00; the prior authorization of the Board of Directors will be necessary if such threshold is exceeded;

L)	In general, to negotiate, execute, modify and terminate any type of act, contract or business, provided that it is referred to corporate purpose, all within the threshold of EUR 1,500,000.00; the prior authorization of the Board of Directors will be necessary if such threshold is exceeded;

M)	To grant guarantees in favor of controlled companies, participated companies, or companies belonging to third parties, within the limits of the Company’s interest and within the threshold of EUR 1,500,000.00; the prior authorization of the Board of Directors will be necessary if such threshold is exceeded;

N)	To represent the Company vis-à-vis any public offices for all activities connected to the corporate purpose, including the custom offices, railway companies, tramline companies, sailing companies and transportation companies in general, postal offices, in relation to all mailing operations, like clearance or withdrawal of goods, valuables, packets, packages, letters, also registered and insured;

O)	To exercise any right of the Company in the name and on behalf of the same, before courts and out-of-court; to represent the Company in relation to all fulfillments required by the telecommunication regulations; to represent the Company in any active or passive proceedings, at any stage and level of proceedings, including the revocation proceeding (giudizio di revocazione), in any jurisdiction, either ordinary or special, before any court, tribunal, office, authority and other organizations, including the labor courts and the Supreme Court (Corte di Cassazione); to settle any controversy and to enter into arbitration, including submission for decision on equitable principles; to file petitions, writ of summons, appeals, claims before any authority, to notify protests, to request payments, conservative acts and enforcements, taking care – if necessary – of the relevant revocation; to take part to bankruptcy proceedings and promote the declaration of bankruptcy and claims vis-à-vis the bankruptcy estate; to represent the Company before the labor offices, insurance and social securities entities, indirect and direct tax commissions and, in general, before any other public or private office; to appoint, to this end, attorneys at law and attorneys-in-fact, granting them with the necessary powers;

P)	To carry out all necessary formalities and sign any act or document to be deposited with the Companies Registry, Tribunals, Chambers of Commerce, Tax offices;

Q)	To monitor all fulfillments on safety at work, with the power to appoint, at his discretion, technical consultants required for the adoption of any measure necessary for safety of employees;

R)	To grant to third parties, as well as to revoke, also in part, one or more of the powers granted herein and to appoint and revoke attorneys-in-fact for the carrying out of one or more activities.